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                                                                    EXHIBIT 99.2

                                                              (WILLIAMS(R) LOGO)

NEWSRELEASE

NYSE: WMB
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DATE: Aug. 1, 2003


                    WILLIAMS ANNOUNCES ASSET SALE AGREEMENTS
                        Transactions Exceed $100 Million

         TULSA, Okla. - Williams (NYSE:WMB) today announced agreements involving the sale of assets for cash proceeds in excess of $100 million.

           In its midstream business, Williams has completed the first sale involving a portion of its operations in Western Canada. Canadian Natural Resources Limited (NYSE/TSX:CNQ) has purchased Williams' West Stoddart natural gas processing plant for an undisclosed amount.

           The West Stoddart plant is located roughly 50 kilometers northwest of Fort St. John, British Columbia, and has a processing capacity of 120 million cubic feet per day.

           Williams's midstream business also has agreed to sell its 20 percent aggregate ownership interest in the 3,000-mile West Texas LPG Pipeline Limited Partnership to Buckeye Partners, L.P. (NYSE:BPL) for approximately $28.5 million. This system transports natural gas liquids from points throughout Texas to Mont Belvieu, Texas. Williams expects to complete the sale this month, subject to typical closing conditions.

         In its energy marketing and risk management business, Williams has sold or has agreements to sell distributed-generation units and an associated third-party contract for approximately $31 million. The units have a total capacity of approximately 154 megawatts. Williams completed $21 million of the sales in June; the transaction for the remainder is expected to close in the third quarter, subject to typical closing conditions.

         In early July, Williams also received $10.1 million from Williams Energy Partners (NYSE:WEG) for a refined products management business, plus an estimated $5.2 million for inventory.

         The company expects to record pretax gains of approximately $3 million in the second quarter and approximately $20 million in the third quarter related to these asset sales.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas.

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Williams' gas wells, pipelines and midstream facilities are concentrated in the
Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.